Exhibit 5.1

John H. Sellers

+1 650 843 5070

jsellers@cooley.com

March 6, 2020

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to NeoPhotonics Corporation, a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 1,698,399 shares of the Company’s Common Stock, par value $0.0025 per share (the “Shares”), issuable pursuant to the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plan, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than by the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

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Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

NeoPhotonics Corporation

March 6, 2020

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ John H. Sellers
John H. Sellers

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com